Exhibit 23.1

Consent Of Independent Certified Public Accountants

We have issued our report dated January 23, 2004 (except with respect to the matters discussed in Note 17, as to which the date is April 27, 2004) accompanying the consolidated financial statements of Syntroleum Corporation and subsidiaries included in the Annual Report on Form 10-K/A for the year ended December 31, 2003 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

May 12, 2004